Exhibit 10.1

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of February 12, 2010 (the “Effective Date”) by and between SILICON VALLEY BANK, a California corporation with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 with a loan production office located at One Newton Executive Park, Suite 200, 2221 Washington Street, Newton, Massachusetts 02462 (“Bank”), and MERCURY COMPUTER SYSTEMS, INC., a Massachusetts corporation with offices located at 201 Riverneck Road, Chelmsford, Massachusetts 01824 (“Borrower”), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank. The parties agree as follows:

1 ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2 LOAN AND TERMS OF PAYMENT

2.1 Promise to Pay. Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.1.1 Revolving Advances.

(a) Availability. Subject to the terms and conditions of this Agreement, Bank shall make Advances not exceeding the Availability Amount. Amounts borrowed under the Revolving Line may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.

(b) Termination; Repayment. The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.

2.1.2 Letters of Credit Sublimit.

(a) As part of the Revolving Line, Bank shall issue or have issued Letters of Credit denominated in Dollars or a Foreign Currency for Borrower’s account. The aggregate Dollar Equivalent amount utilized for the issuance of Letters of Credit shall at all times reduce the amount otherwise available for Advances under the Revolving Line. The aggregate Dollar Equivalent amount available to be used for the issuance of Letters of Credit may not exceed (a) while a Borrowing Base Period is in effect, (i) the lesser of (A) the Revolving Line or (B) the amount available under the Borrowing Base minus (ii) the sum of all outstanding principal amounts of any Advances (including any amounts used for Cash Management Services) and the Dollar Equivalent of the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) and minus (iii) the aggregate amount of all FX Reserves and (b) while a Borrowing Base Period is not in effect, (i) the Revolving Line minus (ii) the sum of all outstanding principal amounts of any Advances (including any amounts used for Cash Management Services) and the Dollar Equivalent of the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) and minus (iii) the aggregate amount of all FX Reserves.

(b) If, on the Revolving Line Maturity Date (or the effective date of any termination of this Agreement), there are any outstanding Letters of Credit, then on such date Borrower shall provide to Bank cash collateral in an amount equal to 103% (if the letter of credit is denominated in Dollars) or 110% ( if the letter of credit is denominated in a currency other than Dollars) of the Dollar Equivalent of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to such Letters of Credit. All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s standard Application and Letter of Credit Agreement (the “Letter of Credit Application”). Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request. Borrower further agrees to be bound by the regulations and interpretations of the issuer of any Letters of Credit guarantied by Bank and opened for Borrower’s account or by Bank’s interpretations of any Letter of Credit issued by Bank for Borrower’s account, and Borrower understands and agrees that Bank shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto.

(c) The obligation of Borrower to immediately reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, such Letters of Credit, and the Letter of Credit Application.

(d) Borrower may request that Bank issue a Letter of Credit payable in a Foreign Currency. If a demand for payment is made under any such Letter of Credit, Bank shall treat such demand as an Advance to Borrower of the Dollar Equivalent of the amount thereof (plus fees and charges in connection therewith such as wire, cable, SWIFT or similar charges).

(e) To guard against fluctuations in currency exchange rates, upon the issuance of any Letter of Credit payable in a Foreign Currency, Bank shall create a reserve (the “Letter of Credit Reserve”) under the Revolving Line in an amount equal to ten percent (10%) of the face amount of such Letter of Credit. The amount of the Letter of Credit Reserve may be adjusted by Bank from time to time to account for fluctuations in the exchange rate. The availability of funds under the Revolving Line shall be reduced by the amount of such Letter of Credit Reserve for as long as such Letter of Credit remains outstanding.

2.1.3 Foreign Exchange Sublimit. As part of the Revolving Line, Borrower may enter into foreign exchange contracts with Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency (each, a “FX Forward Contract”) on a specified date (the “Settlement Date”). FX Forward Contracts shall have a Settlement Date of at least one (1) FX Business Day after the contract date and shall be subject to a reserve of ten percent (10%) of each outstanding FX Forward Contract (the “FX Reserve”). The aggregate amount of FX Forward Contracts at any one time may not exceed (a) while a Borrowing Base Period is in effect, (i) the lesser of (A) the Revolving Line or (B) the amount available under the Borrowing Base and minus (ii) the sum of all outstanding principal amounts of any Advances (including any amounts used for Cash Management Services) and the Dollar Equivalent of the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) and (b) while a Borrowing Base Period is not in effect, (i) the Revolving Line and minus (ii) the sum of all outstanding principal amounts of any Advances (including any amounts used for Cash Management Services) and the Dollar Equivalent of the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve). The amount otherwise available for Credit Extensions under the Revolving Line shall be reduced by an amount equal to the aggregate amount of all FX Reserves. Any amounts needed to fully reimburse Bank for any amounts not paid by Borrower in connection with FX Forward Contracts will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances.

2.1.4 Cash Management Services Sublimit. Borrower may use the Revolving Line for Bank’s cash management services which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in Bank’s various cash management services agreements (collectively, the “Cash Management Services”) in an aggregate amount not to exceed (a) while a Borrowing Base Period is in effect, (i) the lesser of (A) the Revolving Line or (B) the amount available under the Borrowing Base minus (ii) the sum of all outstanding principal amounts of any Advances and the Dollar Equivalent of the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) and minus (iii) the aggregate amount of all FX Reserves and (b) while a Borrowing Base Period is not in effect, (i) the Revolving Line minus (ii) the sum of all outstanding principal amounts of any Advances and the Dollar Equivalent of the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) and minus (iii) the aggregate amount of all FX Reserves. Any amounts Bank pays on behalf of Borrower for any Cash Management Services will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances.

2.1.5	Acquisition Loans.

(a) Availability. During the Draw Period, Bank shall make up to three acquisition loans (each an “Acquisition Loan”) available to Borrower in an aggregate amount up to the Acquisition Loan Amount subject to the satisfaction of the terms and conditions of this Agreement.

(b) Interest-Only Payments. During the period commencing on the first Payment Date of the month following the month in which the Funding Date in respect of an Acquisition Loan occurs through and including the Payment Date on August 1, 2010, Borrower shall make monthly payments of interest on each Payment Date, in arrears, in respect of each outstanding Acquisition Loan.

(c) Principal Repayment. Commencing on the Amortization Date, and continuing on the Payment Date of each month thereafter to and including the Acquisition Loan Maturity Date, for each Acquisition Loan, Borrower shall make consecutive equal monthly payments of principal and interest as calculated by Bank based upon: (1) the amount of the Acquisition Loan advanced to Borrower by Bank, (2) the interest rate for the Acquisition Loans as set forth in Section 2.4(a)(ii) and (3) a payment schedule of monthly payments to and including the Acquisition Loan Maturity Date. Each Acquisition Loan may only be prepaid in accordance with Sections 2.1.5(d) and 2.1.5(e).

(d) Mandatory Prepayment Upon an Acceleration. If an Acquisition Loan is accelerated following the occurrence of an Event of Default, Borrower shall immediately pay to Bank an amount equal to the sum of: (i) all outstanding principal plus accrued interest, plus (ii) all other sums, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts.

(e) Permitted Prepayment of Loans. Borrower shall have the option to prepay all, but not less than all, of each of the Acquisition Loans advanced by Bank under this Agreement, provided Borrower (i) provides written notice to Bank of its election to prepay the applicable Acquisition Loan(s) at least five (5) Business Days prior to such prepayment, and (ii) pays, on the date of such prepayment (A) all outstanding principal of the Acquisition Loan(s) being prepaid plus accrued interest thereon, plus (B) all other sums, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts.

(f) All outstanding principal and accrued interest with respect to each Acquisition Loan is due and payable in full on the Acquisition Loan Maturity Date. Once repaid, the Acquisition Loan may not be reborrowed.

2.2 Overadvances. If, at any time, the sum of (a) the outstanding principal amount of any Advances (including any amounts used for Cash Management Services), plus (b) the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve), plus (c) the aggregate amount of all FX Reserves exceeds (i) while a Borrowing Base Period is in effect, (A) the lesser of (1) the Revolving Line or (2) the amount available under the Borrowing Base or (ii) while a Borrowing Base Period is not in effect, the Revolving Line, Borrower shall immediately pay to Bank in cash such excess.

2.3 General Provisions Relating to the Credit Extensions. Each Advance and Acquisition Loan shall, at Borrower’s option in accordance with the terms of this Agreement, be either in the form of a Prime Rate Credit Extension or a LIBOR Credit Extension; provided that in no event shall Borrower maintain at any time LIBOR Credit Extensions having more than four (4) different Interest Periods. Borrower shall pay interest accrued on the Credit Extensions at the rates and in the manner set forth in Section 2.4(a).

2.4 Payment of Interest on the Credit Extensions.

(a) Interest Rate.

(i) Advances. Each Advance shall bear interest on the outstanding principal amount thereof from the date when made, continued or converted until paid in full at a rate per annum equal to (i) the Prime Rate plus the applicable Prime Rate Margin or (ii) the LIBOR Rate plus the applicable LIBOR Rate Margin. Pursuant to the terms hereof, interest on each Advance shall be paid in arrears on each Payment Date. Interest shall also be paid on the date of any prepayment of any Advance pursuant to this Agreement for the portion of any Advance so prepaid and upon payment (including prepayment) in full thereof. All accrued but unpaid interest on the Advances shall be due and payable on the Revolving Line Maturity Date.

(ii) Acquisition Loans. Each Acquisition Loan shall bear interest on the outstanding principal amount thereof from the date when made, continued or converted until paid in full at a rate per annum equal to (i) the Prime Rate plus the applicable Prime Rate Margin or (ii) the LIBOR Rate plus the applicable LIBOR Rate Margin. Pursuant to the terms of Sections 2.1.5 (b) and (c), interest on each Acquisition Loan shall be paid in arrears on each Payment Date. Interest shall also be paid on the date of any prepayment of any Acquisition Loan pursuant to this Agreement for the portion of any Acquisition Loan so prepaid and upon payment (including prepayment) in full thereof. All accrued but unpaid interest on the Acquisition Loan shall be due and payable on the Acquisition Loan Maturity Date.

(b) Performance Pricing. The Prime Rate Margin and the LIBOR Rate Margin shall be determined as follows: for any fiscal quarter, as of the first day of each such fiscal quarter: (i) if the Leverage Ratio for the immediately preceding four (4) fiscal quarters is less than 1.00:1.00, then the Prime Rate Margin for such fiscal quarter shall be -0.25% and the LIBOR Rate Margin for such fiscal quarter shall be 2.75%, and (ii) if the Leverage Ratio for the immediately preceding four (4) fiscal quarters is equal to or greater than 1.00:1.00, then the Prime Rate Margin for such fiscal quarter shall be 0.25% and the LIBOR Rate Margin for such fiscal quarter shall be 3.25%. The Prime Rate Margin and the LIBOR Rate Margin shall be adjusted quarterly and shall be applied on and after the first day of each such fiscal quarter.

(c) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, the Obligations shall bear interest at a rate per annum which is four percentage points (4.00%) above the rate effective immediately before the Event of Default (the “Default Rate”). Payment or acceptance of the increased interest rate provided in this Section 2.4(c) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(d) Prime Rate Credit Extensions. Each change in the interest rate of the Prime Rate Credit Extensions based on changes in the Prime Rate shall be effective on the effective date of such change and to the extent of such change. Bank shall use its best efforts to give Borrower prompt notice of any such change in the Prime Rate; provided, however, that any failure by Bank to provide Borrower with notice hereunder shall not affect Bank’s right to make changes in the interest rate of the Prime Rate Credit Extensions based on changes in the Prime Rate.

(e) LIBOR Credit Extensions. The interest rate applicable to each LIBOR Credit Extension shall be determined in accordance with Section 3.6(a) hereunder. Subject to Sections 3.6 and 3.7, such rate shall apply during the entire Interest Period applicable to such LIBOR Credit Extension, and interest calculated thereon shall be payable on the Payment Date applicable to such LIBOR Credit Extension.

(f) Computation; 360-Day Year. In computing interest, the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.

(g) Debit of Accounts. Bank may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Bank when due. These debits shall not constitute a set-off.

2.5 Fees. Borrower shall pay to Bank:

(a) Fee Letter. The loan fees that are set forth in that certain fee letter by and between Bank and Borrower dated February 12, 2010. Bank acknowledges that such loan fees have been paid by Borrower prior to the Effective Date; and

(b) [Reserved]; and

(c) Letter of Credit Fee. Bank’s customary fees and expenses for the issuance or renewal of Letters of Credit, including, without limitation, a letter of credit fee of one and one-half percent (1.50%) per annum of the Dollar Equivalent of the face amount of each Letter of Credit issued, upon the issuance of such Letter of Credit, each anniversary of the issuance during the term of such Letter of Credit, and upon the renewal of such Letter of Credit by Bank; and

(d) Unused Facility Fee. A fee (the “Unused Facility Fee”), payable quarterly, in arrears, on a calendar year basis, in an amount equal to three/tenths of one percent (0.30%) per annum of the average unused portion of the Revolving Line and the unused portion of the Acquisition Loan Amount, as determined by Bank. The unused portion of the Revolving Line, for the purposes of this calculation, shall include amounts reserved for products provided in connection with Cash Management Services and FX Forward Contracts and Letter of Credit Reserves. The stated amount of any outstanding Letter of Credit for which Bank is receiving a Letter of Credit fee shall not be considered an unused portion of the Revolving Line while such Letter of Credit is outstanding. Borrower shall not be entitled to any credit, rebate or repayment of any Unused Facility Fee previously earned by Bank pursuant to this Section 2.5(d) notwithstanding any termination of the Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder; and

(e) Bank Expenses. All Bank Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due.

2.6 Payments; Application of Payments.

(a) All payments (including prepayments) to be made by Borrower under any Loan Document shall be made in immediately available funds in Dollars, without setoff or counterclaim, before 12:00 p.m. Eastern time on the date when due. Payments of principal and/or interest received after 12:00 p.m. Eastern time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(b) Provided no Event of Default has occurred and is continuing, Bank shall apply the whole or any part of collected funds against the Revolving Line or credit such collected funds to a depository account of Borrower with Bank (or an account maintained by an Affiliate of Bank) as directed by Borrower. If Borrower does not provide such direction, or if an Event of Default has occurred and is continuing, the order and method of such application to be in the sole discretion of Bank.

3 CONDITIONS OF LOANS

3.1 Conditions Precedent to Initial Credit Extension. Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:

(a) duly executed original signatures to the Loan Documents;

(b) duly executed original signatures to the Control Agreement[s];

(c) Borrower’s Operating Documents and a good standing certificate of Borrower certified by the Secretary of State of the Commonwealth of Massachusetts as of a date no earlier than thirty (30) days prior to the Effective Date;

(d) Secretary’s Certificate with completed Borrowing Resolutions for Borrower;

(e) [Reserved];

(f) evidence that (i) the Liens securing Indebtedness owed by Borrower to any party other than Bank will be terminated and (ii) the documents and/or filings evidencing the perfection of such Liens, including without limitation any financing statements and/or control agreements, have or will, concurrently with the initial Credit Extension, be terminated;

(g) certified copies, dated as of a recent date, of financing statement searches, as Bank shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(h) the Perfection Certificate of Borrower and Guarantor, together with the duly executed original signatures thereto;

(i) a landlord’s consent in favor of Bank for Borrower’s offices located in each of Chelmsford, Massachusetts, Huntsville, Alabama, and Arlington, Virginia, by the landlords thereof, together with the duly executed original signatures thereto;

(j) a legal opinion of Borrower’s counsel dated as of the Effective Date together with the duly executed original signature thereto;

(k) the duly executed original signatures to the Guaranty, together with a Secretary’s Certificate and duly executed original signatures to the completed Borrowing Resolutions for Guarantor;

(l) evidence satisfactory to Bank that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Bank; and

(m) payment of the fees and Bank Expenses then due as specified in Section 2.5 hereof.

3.2 Conditions Precedent to all Credit Extensions. Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:

(a) timely receipt of an executed Notice of Borrowing;

(b) the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the date of the Notice of Borrowing and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement remain true, accurate, and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(c) in Bank’s sole reasonable discretion, there has not been a Material Adverse Change, or any material adverse deviation by Borrower from the most recent financial statements of Borrower presented to and accepted by Bank.

3.3 Covenant to Deliver. Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition precedent to any Credit Extension. Borrower expressly agrees that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Bank’s sole discretion.

3.4 Procedures for Borrowing.

(a) Subject to the prior satisfaction of all other applicable conditions to the making of an Credit Extension set forth in this Agreement, each Credit Extension shall be made upon Borrower’s irrevocable written notice delivered to Bank in the form of a Notice of Borrowing, each executed by a Responsible Officer of Borrower or his or her designee or without instructions if the Credit Extensions are necessary to meet Obligations which have become due. Bank shall credit Credit Extensions to the Designated Deposit Account. Bank may rely on any telephone notice given by a person whom Bank reasonably believes is a Responsible Officer or designee. Borrower will indemnify Bank for any loss Bank suffers due to such reliance. Such Notice of Borrowing must be received by Bank prior to 11:00 a.m. Eastern time (i) on the same day as the requested Funding Date, in the case of Prime Rate Credit Extensions, and (ii) at least two (2) Business Days prior to the requested Funding Date, in the case of LIBOR Credit Extensions, specifying:

(1) the amount of the Credit Extension, which, if a LIBOR Credit Extension is requested, shall be in an aggregate minimum principal amount of $500,000 or in any integral multiple of $500,000 in excess thereof;

(2) the requested Funding Date;

(3) whether the Credit Extension is to be comprised of LIBOR Credit Extensions and/or Prime Rate Credit Extensions; and

(4) the duration of the Interest Period applicable to any such LIBOR Credit Extensions included in such notice; provided that if the Notice of Borrowing shall fail to specify the duration of the Interest Period for any Credit Extension comprised of LIBOR Credit Extensions, such Interest Period shall be one (1) month.

(b) The proceeds of all such Credit Extensions will then be made available to Borrower on the Funding Date by Bank by transfer to the Designated Deposit Account and, subsequently, by wire transfer to such other account as Borrower may instruct in the Notice of Borrowing. No Credit Extensions shall be deemed made to Borrower, and no interest shall accrue on any such Credit Extension, until the related funds have been deposited in the Designated Deposit Account.

3.5 Conversion and Continuation Elections.

(a) So long as (i) no Event of Default or Default exists; (ii) Borrower shall not have sent any notice of termination of this Agreement; and (iii) Borrower shall have complied with such customary procedures as Bank has established from time to time for Borrower’s requests for LIBOR Credit Extensions, Borrower may, upon irrevocable written notice to Bank:

(1) elect to convert on any Business Day, Prime Rate Credit Extensions in an amount equal to $500,000 or any integral multiple of $500,000 in excess thereof into LIBOR Credit Extensions;

(2) elect to continue on any Payment Date any LIBOR Credit Extensions maturing on such Payment Date (or any part thereof in an amount equal to $500,000 or any integral multiple of $500,000 in excess thereof); provided, that if the aggregate amount of LIBOR Credit Extensions shall have been reduced, by payment, prepayment, or conversion of part thereof, to be less than $500,000, such LIBOR Credit Extensions shall automatically convert into Prime Rate Credit Extensions, and on and after such date the right of Borrower to continue such Credit Extensions as, and convert such Credit Extensions into, LIBOR Credit Extensions shall terminate; or

(3) elect to convert on any Payment Date any LIBOR Credit Extensions maturing on such Payment Date (or any part thereof in an amount equal to $500,000 or any integral multiple of $500,000 in excess thereof) into Prime Rate Credit Extensions.

(b) Borrower shall deliver a Notice of Conversion/Continuation to be received by Bank prior to 11:00 a.m. Eastern time at least (i) three (3) Business Days in advance of the Conversion Date or Continuation Date, if any Credit Extensions are to be converted into or continued as LIBOR Credit Extensions; and (ii) one (1) Business Day in advance of the Conversion Date, if any Credit Extensions are to be converted into Prime Rate Credit Extensions, in each case specifying the:

(1) proposed Conversion Date or Continuation Date;

(2) aggregate amount of the Credit Extensions to be converted or continued which, if any Credit Extensions are to be converted into or continued as LIBOR Credit Extensions, shall be in an aggregate minimum principal amount of $500,000 or in any integral multiple of $500,000 in excess thereof;

(3) nature of the proposed conversion or continuation; and

(4) duration of the requested Interest Period.

(c) If upon the expiration of any Interest Period applicable to any LIBOR Credit Extensions, Borrower shall have timely failed to select a new Interest Period to be applicable to such LIBOR Credit Extensions, Borrower shall be deemed to have elected to convert such LIBOR Credit Extensions into Prime Rate Credit Extensions.

(d) Any LIBOR Credit Extensions shall, at Bank’s option, convert into Prime Rate Credit Extensions in the event that (i) an Event of Default or Default shall exist, or (ii) the aggregate principal amount of the Prime Rate Credit Extensions which have been previously converted to LIBOR Credit Extensions, or the aggregate principal amount of existing LIBOR Credit Extensions continued, as the case may be, at the beginning of an Interest Period shall at any time during such Interest Period exceed the Availability Amount. Borrower agrees to pay Bank, upon demand by Bank (or Bank may, at its option, charge the Designated Deposit Account or any other account Borrower maintains with Bank) any amounts required to compensate Bank for any loss (including loss of anticipated profits), cost, or expense incurred by Bank, as a result of the conversion of LIBOR Credit Extensions to Prime Rate Credit Extensions pursuant to any of the foregoing.

(e) Notwithstanding anything to the contrary contained herein, Bank shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable LIBOR market to fund any LIBOR Credit Extensions, but the provisions hereof shall be deemed to apply as if Bank had purchased such deposits to fund the LIBOR Credit Extensions.

3.6 Special Provisions Governing LIBOR Credit Extensions. Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to LIBOR Credit Extensions as to the matters covered:

(a) Determination of Applicable Interest Rate. As soon as practicable on each Interest Rate Determination Date, Bank shall determine (which determination shall, absent manifest error in calculation, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Credit Extensions for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower.

(b) Inability to Determine Applicable Interest Rate. In the event that Bank shall have determined in good faith (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBOR Credit Extension, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Credit Extension on the basis provided for in the definition of LIBOR, Bank shall on such date give notice (by facsimile or by telephone confirmed in writing) to Borrower of such determination, whereupon (i) no Credit Extensions may be made as, or converted to, LIBOR Credit Extensions until such time as Bank notifies Borrower that the circumstances giving rise to such notice no longer exist, and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Borrower with respect to Credit Extensions in respect of which such determination was made shall be deemed to be rescinded by Borrower.

(c) Compensation for Breakage or Non-Commencement of Interest Periods. Borrower shall compensate Bank, upon written request by Bank (which request shall set forth the manner and method of computing such compensation), for all reasonable losses, expenses and liabilities, if any (including any interest paid by Bank to lenders of funds borrowed by it to make or carry its LIBOR Credit Extensions and any loss, expense or liability incurred by Bank in connection with the liquidation or re-employment of such funds) such that Bank may incur: (i) if for any reason (other than a default by Bank or due to any failure of Bank to fund LIBOR Credit Extensions due to impracticability or illegality under Sections 3.7(d) and 3.7(e)) a borrowing or a conversion to or continuation of any LIBOR Credit Extension does not occur on a date specified in a Notice of Borrowing or a Notice of Conversion/Continuation, as the case may be, or (ii) if any principal payment or any conversion of any of its LIBOR Credit Extensions occurs on a date prior to the last day of an Interest Period applicable to that Credit Extension.

(d) Assumptions Concerning Funding of LIBOR Credit Extensions. Calculation of all amounts payable to Bank under this Section 3.6 and under Section 3.4 shall be made as though Bank had actually funded each of its relevant LIBOR Credit Extensions through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to the definition of LIBOR Rate in an amount equal to the amount of such LIBOR Credit Extension and having a maturity comparable to the relevant Interest Period; provided, however, that Bank may fund each of its LIBOR Credit Extensions in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 3.6 and under Section 3.4.

(e) LIBOR Credit Extensions After Default. After the occurrence and during the continuance of an Event of Default, (i) Borrower may not elect to have any Credit Extension be made or continued as, or converted to, a LIBOR Credit Extension after the expiration of any Interest Period then in effect for such Credit Extension and (ii) subject to the provisions of Section 3.6(c), any Notice of Conversion/Continuation given by Borrower with respect to a requested conversion/continuation that has not yet occurred shall be deemed to be rescinded by Borrower and be deemed a request to convert or continue Credit Extensions referred to therein as Prime Rate Credit Extensions.

3.7 Additional Requirements/Provisions Regarding LIBOR Credit Extensions.

(a) If for any reason (including voluntary or mandatory prepayment or acceleration), Bank receives all or part of the principal amount of a LIBOR Credit Extension prior to the last day of the Interest Period for such Credit Extension, Borrower shall immediately notify Borrower’s account officer at Bank and, on demand by Bank, pay Bank the amount (if any) by which (i) the additional interest which would have been payable on the amount so received had it not been received until the last day of such Interest Period exceeds (ii) the interest which would have been recoverable by Bank by placing the amount so received on deposit in the certificate of deposit markets, the offshore currency markets, or United States Treasury investment products, as the case may be, for a period starting on the date on which it was so received and ending on the last day of such Interest Period at the interest rate determined by Bank in its reasonable discretion. Bank’s determination as to such amount shall be conclusive absent manifest error.

(b) Borrower shall pay Bank, upon demand by Bank, from time to time such amounts as Bank may reasonably determine to be necessary to compensate it for any costs incurred by Bank that Bank determines are attributable to its making or maintaining of any amount receivable by Bank hereunder in respect of any Credit Extensions relating thereto (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), in each case resulting from any Regulatory Change which:

(1) changes the basis of taxation of any amounts payable to Bank under this Agreement in respect of any Credit Extensions (other than changes which affect taxes measured by or imposed on the overall net income of Bank);

(2) imposes or modifies any reserve, special deposit or similar requirements relating to any Credit Extensions based upon a LIBOR Rate; or

(3) imposes any other material condition affecting this Agreement (or any of such extensions of credit or liabilities).

Bank will notify Borrower of any event occurring after the Effective Date which will entitle Bank to compensation pursuant to this Section 3.7 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Bank will furnish Borrower with a statement setting forth the basis and amount of each request by Bank for compensation under this Section 3.7. Determinations and allocations by Bank for purposes of this Section 3.7 of the effect of any Regulatory Change on its costs of maintaining its obligations to make Credit Extensions, of making or maintaining Credit Extensions, or on amounts receivable by it in respect of Credit Extensions, and of the additional amounts required to compensate Bank in respect of any Additional Costs, shall be conclusive absent manifest error.

(c) If Bank shall reasonably determine that the adoption or implementation of any applicable law, rule, regulation, or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its applicable lending office) with any respect or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on capital of Bank or any person or entity controlling Bank (a “Parent”) as a consequence of its obligations hereunder to a level below that which Bank (or its Parent) could have achieved but for such adoption, change, or compliance (taking into consideration policies with respect to capital adequacy) by an amount deemed by Bank to be material, then from time to time, within fifteen (15) days after demand by Bank, Borrower shall pay to Bank such additional amount or amounts as will compensate Bank for such reduction. A statement of Bank claiming compensation under this Section 3.7(c) and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error.

(d) If, at any time, Bank, in its commercially reasonable discretion, determines that (i) the amount of LIBOR Credit Extensions for periods equal to the corresponding Interest Periods are not available to Bank in the offshore currency interbank markets, or (ii) LIBOR does not accurately reflect the cost to Bank of lending the LIBOR Credit Extensions, then Bank shall promptly give notice thereof to Borrower. Upon the giving of such notice, Bank’s obligation to make the LIBOR Credit Extensions shall terminate; provided, however, Credit Extensions shall not terminate if Bank and Borrower agree in writing to a different interest rate applicable to LIBOR Credit Extensions.

(e) If it shall become unlawful for Bank to continue to fund or maintain any LIBOR Credit Extensions, or to perform its obligations hereunder in respect of LIBOR Credit Extensions, upon demand by Bank, Borrower shall prepay the Credit Extensions in full with accrued interest thereon and all other amounts payable by Borrower hereunder (including, without limitation, any amount payable in connection with such prepayment pursuant to Section 3.7(a)) or Borrower shall convert such Credit Extensions to Prime Rate Credit Extensions. Notwithstanding the foregoing, to the extent a determination by Bank as described above relates to a LIBOR Credit Extension then being requested by Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Borrower shall have the option, subject to the provisions of Section 3.6(c), to (i) rescind such Notice of Borrowing or Notice of Conversion/Continuation by giving notice (by facsimile or by telephone confirmed in writing) to Bank of such rescission on the date on which Bank gives notice of its determination as described above, or (ii) modify such Notice of Borrowing or Notice of Conversion/Continuation to obtain a Prime Rate Credit Extension or to have outstanding Credit Extensions converted into or continued as Prime Rate Credit Extensions by giving notice (by facsimile or by telephone confirmed in writing) to Bank of such modification on the date on which Bank gives notice of its determination as described above.

4 CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest. Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.

4.2 Priority of Security Interest. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that may have superior priority to Bank’s Lien under this Agreement). If Borrower shall acquire a commercial tort claim, Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.

If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall, at Borrower’s sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to Borrower and Guarantor, as applicable.

4.3 Authorization to File Financing Statements. Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code. Such financing statements may indicate the Collateral as “all assets of the Debtor” with the exceptions referenced on Exhibt A hereto or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Bank’s discretion.

5 REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1 Due Organization and Authorization; Power and Authority. Borrower and each of its Subsidiaries is duly existing and in good standing as a Registered Organization in its respective jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business. In connection with this Agreement, Borrower has delivered to Bank a completed certificate substantially in the form attached hereto as Exhibit F signed by Borrower and each Guarantor entitled “Perfection Certificate”. Borrower represents and warrants to Bank that (a) Borrower’s and covering the matters set forth therein in respect of Borrower and each Guarantor’s exact legal name is that indicated on the Perfection Certificate and, in the case of the Borrower, on the signature page hereof; (b) Borrower and each Guarantor is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s and each Guarantor’s organizational identification number or accurately states that Borrower or such Guarantor has none; (d) the Perfection Certificate accurately sets forth Borrower’s and each Guarantor’s place of business, or, if more than one, each chief executive office as well as Borrower’s and each Guarantor’s mailing address (if different than its chief executive office); (e) Borrower, each Guarantor (and each of their predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each Guarantor is accurate and complete. If Borrower or any Guarantor is not now a Registered Organization but later becomes one, Borrower or such Guarantor, as the case may be, shall promptly notify Bank of such occurrence and provide Bank with Borrower’s or such Guarantor’s organizational identification number.

The execution, delivery and performance by Borrower and each Guarantor of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s or Guarantor’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or (v) constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business.

5.2 Collateral. Borrower has good title to, has rights in, and the power to transfer each item of Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Borrower and each Guarantor have no Deposit Accounts other than the Deposit Accounts with Bank and Deposit Accounts described in the Perfection Certificate delivered to Bank in connection herewith, or of which Borrower has given Bank notice and taken such actions as are necessary to give Bank a perfected security interest therein. The Accounts are bona fide, existing obligations of the Account Debtors.

The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate. None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2.

Each of Borrower and Guarantor is the sole owner of the Intellectual Property which it owns or purports to own except for (a) non-exclusive licenses granted to its customers in the ordinary course of business, (b) over-the-counter software that is commercially available to the public, and (c) material Intellectual Property licensed to Borrower and noted on the Perfection Certificate. Each Patent which it owns or purports to own and which is material to Borrower’s business is valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part. To the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on Borrower’s business.

Except as noted on the Perfection Certificate, neither Borrower nor Guarantor is a party to, or is bound by, any Restricted License.

5.3 Accounts Receivable. For any Eligible Account in any Borrowing Base Certificate, all statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing such Eligible Accounts are true and correct in all material respects and all such invoices, instruments and other documents, and all of Borrower’s Books are genuine and in all respects what they purport to be. If an Event of Default has occurred and is continuing, Bank may notify any Account Debtor owing Borrower money of Bank’s security interest in such funds and verify the amount of such Eligible Account. All sales and other transactions underlying or giving rise to each Eligible Account comply in all material respects with all applicable laws and governmental rules and regulations. Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are Eligible Accounts in any Borrowing Base Certificate. To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Eligible Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.

5.4 Litigation. There are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries involving more than, individually or in the aggregate, Five Hundred Thousand Dollars ($500,000).

5.5 Financial Statements; Financial Condition. All consolidated and consolidating financial statements for Borrower and any of its Subsidiaries delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements of Borrower submitted to Bank.

5.6 Solvency. The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.7 Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a material adverse effect on its business. None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue their respective businesses as currently conducted.

5.8 Subsidiaries; Investments. Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.9 Tax Returns and Payments; Pension Contributions. Borrower and its Subsidiaries have timely filed all required tax returns and reports, and Borrower and its Subsidiaries have timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower. Borrower may defer payment of any contested taxes, provided that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Bank in writing of the commencement of, and any material development in, any proceedings relating to any material taxes, and (c) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.10 Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely as working capital, for acquisitions, and to fund its general business requirements and not for personal, family, household or agricultural purposes.

5.11 Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ materially from the projected or forecasted results).

5.12 Definition of “Knowledge.” For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of the Responsible Officers.

6 AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1 Government Compliance.

(a) Maintain its and all its Subsidiaries’ (other than the Inactive Subsidiaries) legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower’s business.

(b) Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Bank in all of its property. Borrower shall promptly provide copies of any such obtained Governmental Approvals to Bank.

6.2 Financial Statements, Reports, Certificates. Deliver to Bank:

(a) A/R Agings. As soon as available, and in any event within forty-five (45) days after the end of each quarter, accounts receivable agings, aged by invoice date;

(b) Borrowing Base Reports. At any time that a Borrowing Base Period is in effect and there are any outstanding Advances or Obligations in respect of Letters of Credit, FX Forward contracts or Cash Management Services which equal or exceed $4,000,000, as soon as available, and in any event within thirty (30) days after the end of each month, a Borrowing Base Certificate signed by a Responsible Officer together with (A) monthly accounts receivable agings, aged by invoice date, (B) monthly accounts payable agings, aged by invoice date, and outstanding or held check registers, if any, and (C) monthly reconciliations of accounts receivable agings (aged by invoice date), Borrowing Base Certificate, deferred revenue report and general ledger;

(c) Monthly Compliance Certificate. Within thirty (30) days after the last day of each month, a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such month, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Bank shall reasonably request;

(d) Quarterly Financial Statements. As soon as available, and in any event within forty-five (45) days after the end of each fiscal quarter of Borrower and its Subsidiaries (including, without limitation, each fiscal quarter ending June 30 of each fiscal year), consolidated and consolidating quarterly unaudited financial statements of the Borrower and its Subsidiaries (including the income statement, balance sheet, and cash flow statement), together with comparative figures to (i) Borrower’s budget for such period, (ii) the same period in Borrower’s previous fiscal year and (iii) the previous quarter (the financial statements for the fiscal quarter ending June 30 of each fiscal year and the consolidating financial statements for each fiscal quarter shall be internally prepared by Borrower);

(e) Annual Audited Financial Statements. As soon as available, but no later than ninety (90) days after the last day of each fiscal year of Borrower and its Subsidiaries, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Bank in its reasonable discretion;

(f) Annual Projections. Within forty-five (45) days after the end of each fiscal year of Borrower, annual operating budgets (including income statements, balance sheets and cash flow statements, by quarter) for the upcoming fiscal year of Borrower, as approved by Borrower’s board of directors;

(g) Other Statements. Within five (5) Business Days of delivery, copies of all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt;

(h) SEC Filings. Within ten (10) days of filing, copies of all periodic and other reports, proxy statements and other materials filed by Borrower with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be. Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the Internet at Borrower’s website address;

(i) Legal Action Notice. Within ten (10) days of such event, a report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that could result in damages or costs to Borrower or any of its Subsidiaries of, individually or in the aggregate, Five Hundred Thousand Dollars ($500,000) or more;

(j) Intellectual Property Notice. Prompt written notice of (i) any material change in the composition of the Intellectual Property of Borrower or any Guarantor, (ii) the registration of any copyright, including any subsequent ownership right of Borrower or any Guarantor in or to any copyright, patent or trademark not shown in the IP Security Agreement, and (iii) Borrower’s knowledge of an event that could reasonably be expected to materially and adversely affect the value of the Intellectual Property of Borrower or any Guarantor; and

(k) Other Financial Information. Budgets, sales projections, operating plans and other financial information reasonably requested by Bank.

6.3 Inventory; Returns. Keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower and its Account Debtors shall follow Borrower’s customary practices as they exist at the Effective Date. Borrower must notify Bank of all returns, recoveries, disputes and claims that involve more than Five Hundred Thousand Dollars ($500,000) within ten (10) days of such event.

6.4 Taxes; Pensions. Timely file, and cause each of its Subsidiaries (other than the Inactive Subsidiaries with respect to non-material taxes) to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries (other than the Inactive Subsidiaries with respect to non-material taxes) to timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries (other than the Inactive Subsidiaries with respect to non-material taxes), except for deferred payment of any taxes contested pursuant to the terms of Section 5.9 hereof, and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.5 Insurance. Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Bank may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to Bank. All property policies shall have a lender’s loss payable endorsement showing Bank as lender loss payee and waive subrogation against Bank and shall provide that the insurer must give Bank at least twenty (20) days notice before canceling, amending, or declining to renew its policy. All liability policies shall show, or have endorsements showing, Bank as an additional insured, and all such policies (or the loss payable and additional insured endorsements) shall provide that the insurer shall endeavor to give Bank at least twenty (20) days notice before canceling, amending, or declining to renew its policy. At Bank’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Bank’s option, be payable to Bank on account of the Obligations. If Borrower fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Bank deems prudent.

6.6 Operating Accounts.

(a) Maintain all of its and all of the Guarantor’s primary operating and other deposit accounts with Bank, provided that Borrower and Guarantor may maintain accounts at Bank of America until February 28, 2010. Maintain all of its and all of the Guarantor’s primary securities accounts (other than the securities account in which the Pledged ARS are held, provided that the assets maintained in such securities account consist solely of the Pledged ARS) with Bank which securities accounts shall contain a majority of the cash and other investments of Borrower and its Subsidiaries. Borrower shall establish a lockbox account with Bank on or prior to April 15, 2010, into which the proceeds of Borrower’s accounts receivable shall be deposited.

(b) Provide Bank five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates. For each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Bank. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such.

6.7 Financial Covenants. Achieve with respect to Borrower and its Subsidiaries on a consolidated basis:

(a) Adjusted Quick Ratio. At all times a ratio of Quick Assets to Current Liabilities minus the current portion of Deferred Revenue and minus Borrower’s Indebtedness under the ARS Credit Facility of at least 1.50 to 1.0, which ratio shall be tested monthly.

(b) Minimum Cash Flow. At any time a Borrowing Base Period is in effect, Minimum Cash Flow of at least $15,000,000, which will be tested quarterly on a trailing four quarter basis.

6.8 Protection and Registration of Intellectual Property Rights.

(a) (i) Protect, defend and maintain the validity and enforceability of its Intellectual Property; (ii) advise Bank in writing of material infringements of its Intellectual Property within five (5) days of Borrower’s knowledge of such infringement; and (iii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.

(b) If Borrower (i) obtains any Patent, registered Trademark, registered Copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii)

applies for any Patent or the registration of any Trademark, then Borrower shall provide written notice thereof to Bank within five (5) days of such application or issuance and shall execute such intellectual property security agreements and other documents and take such other actions as Bank shall request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Bank in such property. If Borrower decides to register any Copyrights or mask works in the United States Copyright Office, Borrower shall: (x) provide Bank with at least fifteen (15) days prior written notice of Borrower’s intent to register such Copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security agreement and such other documents and take such other actions as Bank may request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Bank in the Copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the Copyright or mask work application(s) with the United States Copyright Office. Borrower shall promptly provide to Bank copies of all applications that it files for Patents or for the registration of Trademarks, Copyrights or mask works, together with evidence of the recording of the intellectual property security agreement necessary for Bank to perfect and maintain a first priority perfected security interest in such property.

(c) Provide written notice to Bank within thirty (30) days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public). Borrower shall take such steps as Bank requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents.

6.9 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.

6.10 Access to Collateral; Books and Records. Allow Bank, or its agents, at reasonable times, on two (2) Business Day’s notice (provided no notice is required if an Event of Default has occurred and is continuing), to inspect the Collateral and audit and copy Borrower’s Books, provided that no collateral exams shall be conducted at any time a Borrowing Base Period is not in effect and the Borrower is in compliance with the financial covenants set forth in Section 6.7 hereof (unless an Event of Default has occurred and is continuing, in which case Bank may conduct such inspections or audits at any time ). Such inspections or audits shall be conducted within thirty (30) days of the start of any Borrowing Base Period if there are (i) any outstanding Advances or Acquisition Loans or (ii) outstanding Obligations in respect of Letters of Credit, FX Forward contracts or Cash Management Services which in excess of $4,000,000. The foregoing inspections and audits shall be at Borrower’s expense, and the charge therefor shall be $850 per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus reasonable out-of-pocket expenses. In the event Borrower and Bank schedule an audit more than ten (10) days in advance, and Borrower cancels or seeks to reschedule the audit with less than ten (10) days written notice to Bank, then (without limiting any of Bank’s rights or remedies), Borrower shall pay Bank a fee of $1,000 plus any out-of-pocket expenses incurred by Bank to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling.

6.11 Existing Subsidiaries. The UK Subsidiary, the Japanese Subsidiary and the Inactive Subsidiaries, will not, as of the Effective Date, be required by Bank to provide a guaranty of the Borrower’s obligations under the Loan Documents. In the event, however, that either (i) the UK Subsidiary at any time (A) has aggregate total assets in excess of $5,000,000 or (B) has aggregate cash and cash equivalents in excess of $3,000,000, or (ii) the Japanese Subsidiary (A) at any time during the period commencing on the Effective Date and ending on the date that is ninety (90) days thereafter has aggregate total assets in excess of $8,000,000 or has aggregate cash and cash equivalents in excess of $6,000,000 or (B) at any time after the date that is ninety days after the Effective Date, has aggregate total assets in excess of $5,000,000 or has aggregate cash and cash equivalents in excess of $3,000,000, Borrower shall cause the respective entity to provide to Bank (1) a 100% guaranty of the Borrower’s obligations under the Loan Documents, (2) if requested by Bank, such appropriate security agreements, financing statements and/or control agreements, all in form and substance reasonably satisfactory to Bank sufficient to grant Bank a first priority Lien (subject to Permitted Liens) in and to the assets of such entity, and (3) all other documentation in form and substance satisfactory to Bank, including one or more opinions of counsel satisfactory to Bank, which in Bank’s opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Borrower shall not permit the UK Subsidiary or the Japanese Subsidiary to incur any Indebtedness (other than ordinary course trade debt) or to subject their respective assets to any lien (other than liens in favor of Bank). Borrower may make additional Investments in the UK Subsidiary and the Japanese Subsidiary in an amount not to exceed $500,000 per year. Borrower shall cause each Inactive Subsidiary (i) to be dissolved within ninety (90) days of the Effective Date or (ii) to remain inactive with no material assets or business activities. Borrower shall not permit any Inactive Subsidiary to incur any Indebtedness or to subject their respective assets to any lien (other than liens in favor of Bank).

6.12 Formation or Acquisition of Subsidiaries. At the time that Borrower or any Guarantor forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Effective Date, Borrower and such Guarantor shall (a) cause such new Subsidiary to provide to Bank a joinder to the Loan Agreement to cause such Subsidiary to become a co-borrower hereunder, together with such appropriate financing statements and/or Control Agreements, all in form and substance reasonably satisfactory to Bank (including being sufficient to grant Bank a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Bank appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance satisfactory to Bank, and (c) provide to Bank all other documentation in form and substance reasonably satisfactory to Bank, including one or more opinions of counsel satisfactory to Bank, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 6.12 shall be a Loan Document.

6.13 Further Assurances. Execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement.

6.14 Exercise of ARS Rights and Repayment of ARS Credit Facility. Within thirty (30) days after June 30, 2010, (i) Borrower shall exercise its “put” rights under the ARS Rights, (ii) UBS AG shall repurchase from Borrower the Pledged ARS at a purchase price equal to the par amount of such Pledged ARS plus interest, and (ii) Borrower shall repay in full all of Borrower’s Indebtedness under the ARS Credit Facility. Borrower shall not amend the ARS Credit facility without the prior written consent of Bank.

7 NEGATIVE COVENANTS

Borrower shall not do any of the following without Bank’s prior written consent:

7.1 Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries (other than the Inactive Subsidiaries) to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment; (c) in connection with Permitted Liens and Permitted Investments; (d) of non-exclusive licenses for the use of the property of Borrower or its Subsidiaries in the ordinary course of business and (e) up to $100,000 of non-ordinary course Transfers.

7.2 Changes in Business, Management, Ownership, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve (other than the Inactive Subsidiaries); or (c) (i) any Key Person ceases to hold such Key Person’s office with Borrower and a replacement satisfactory to Borrower’s Board of Directors is not made within 180 days after his or her departure from Borrower; or (ii) enter into any transaction or series of related transactions in which the stockholders of Borrower who were not stockholders immediately prior to the first such transaction own more than 40% of the voting stock of Borrower immediately after giving effect to such transaction or related series of such transactions (other than by the sale of Borrower’s equity securities in a public offering or to venture capital investors so long as Borrower identifies to Bank the venture capital investors prior to the closing of the transaction and provides to Bank a description of the material terms of the transaction).

Borrower shall not, without at least twenty (20) days prior written notice to Bank: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Three Hundred Fifty Thousand Dollars ($350,000) in Borrower’s assets or property) or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Three Hundred Fifty Thousand Dollars ($350,000) to a bailee at a location other than to a bailee and at a location already disclosed in the Perfection Certificate, (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization. If Borrower intends to deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Three Hundred Fifty Thousand Dollars ($350,000) to a bailee, and Bank and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which Borrower intends to deliver the Collateral, then Borrower will first receive the written consent of Bank, and such bailee shall execute and deliver a bailee agreement in form and substance satisfactory to Bank in its sole discretion.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person except where (a) total consideration including cash and the value of any non-cash consideration (including any earn-out), for all such transactions does not in the aggregate exceed Thirty Million Dollars ($30,000,000), and the total cash consideration for all such transactions does not in the aggregate exceed Twenty Million Dollars ($20,000,000); (b) no Event of Default has occurred and is continuing or would exist after giving effect to the transactions; (c) the party to the transaction other than the Borrower or Borrower’s Subsidiary is in the same line of business as Borrower; (d) prior to the consummation of any such transaction, Bank shall have received evidence satisfactory to Bank that before and after giving effect to such transaction, Borrower will be in compliance with all of its covenants under the Loan Documents, including the financial covenants set forth in Section 6.7 hereof; (e) prior to the consummation of any such transaction, Bank shall have received evidence satisfactory to Bank that such transaction will be accretive to Borrower’s EBITDA; and (f) Borrower is the surviving legal entity. A Subsidiary may merge or consolidate into another Subsidiary or into Borrower; provided that with respect to mergers of a Subsidiary into the Borrower, the Borrower will remain in existence after such merger.

7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5 Encumbrance. Create, incur, allow, or suffer any Lien on any of the Collateral, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Lien” herein.

7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.6(b) hereof.

7.7 Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock provided that (i) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) Borrower may pay dividends solely in common stock; (iii) Borrower may repurchase the stock of former employees or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided such repurchase does not exceed in the aggregate of Fifty Thousand Dollars ($50,000) per fiscal year and (iv) Borrower may purchase restricted stock from employees in an amount sufficient for such employees to pay their tax withholding obligation related to the vesting of such restricted stock, provided that before and after giving effect to any such repurchase, no Event of Default has occurred and is continuing; or (b) directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9 Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to Bank.

7.10 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

8 EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within five (5) Business Days after such Obligations are due and payable (which five (5) Business Day cure period shall not apply to payments due on the Revolving Line Maturity Date or the Acquisition Loan Maturity Date). During the cure period, the failure to make or pay any payment specified under clause (a) or (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2 Covenant Default.

(a) Borrower fails or neglects to perform any obligation in Sections 6.2, 6.4, 6.5, 6.6, 6.7 or 6.10 or violates any covenant in Section 7; or

(b) Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within twenty (20) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the twenty (20) day period or cannot after diligent attempts by Borrower be cured within such twenty (20) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Cure periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in clause (a) above;

8.3 Material Adverse Change. A Material Adverse Change occurs;

8.4 Attachment; Levy; Restraint on Business.

(a) (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under the control of Borrower (including a Subsidiary) on deposit or otherwise maintained with Bank or any Bank Affiliate, or (ii) a notice of lien or levy is filed against any of Borrower’s assets having a value of $25,000 or greater by any government agency, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; or

(b) (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting any material part of its business;

8.5 Insolvency (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent or Borrower fails to be solvent as described under Section 5.6 hereof; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within forty-five (45) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6 Other Agreements. There is, under any agreement to which Borrower or any Guarantor is a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of Five Hundred Thousand Dollars ($500,000); or (b) any default by Borrower or Guarantor, the result of which could have a material adverse effect on Borrower’s or any Guarantor’s business.

8.7 Judgments. One or more final judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Three Hundred Fifty Thousand Dollars ($350,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower and the same are not, within thirty (30) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the discharge, stay, or bonding of such judgment, order, or decree);

8.8 Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9 Subordinated Debt. Any document, instrument, or agreement evidencing any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement or the related Subordination or Intercreditor Agreement;

8.10 Guaranty. (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations; (c) any circumstance described in Sections 8.3, 8.4, 8.5, 8.7, or 8.8 occurs with respect to any Guarantor, or the liquidation, winding up, or termination of existence of any Guarantor; or (e) (i) a material impairment in the perfection or priority of Bank’s Lien in the collateral provided by Guarantor or in the value of such collateral or (ii) a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations occurs with respect to any Guarantor; or

8.11 Governmental Approvals. [Reserved].

8.12 ARS Credit Facility. There is any default under the ARS Credit Facility or Borrower’s obligations under the ARS Credit Facility become due and payable, whether upon demand or otherwise, for any reason.

9 BANK’S RIGHTS AND REMEDIES

9.1 Rights and Remedies. While an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

(a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c) demand that Borrower (i) deposit cash with Bank in an amount equal to 105% (with respect to domestic Letters of Credit) or 110% (with respect to foreign Letters of Credit) of the Dollar Equivalent of the aggregate face amount of all Letters of Credit remaining undrawn (plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment)), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

(d) terminate any FX Forward Contracts;

(e) settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, notify any Person owing Borrower money of Bank’s security interest in such funds, and verify the amount of such account;

(f) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(g) apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(h) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

(i) place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(j) demand and receive possession of Borrower’s Books; and

(k) exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2 Power of Attorney. Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits. Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder. Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.

9.3 Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.4 Application of Payments and Proceeds Upon Default. If an Event of Default has occurred and is continuing, Bank may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Bank shall determine in its sole discretion. Any surplus shall be paid to Borrower or to other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency. If Bank, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

9.5 Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6 No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election and shall not preclude Bank from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7 Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

10 NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Bank or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	Mercury Computer Systems, Inc.
201 Riverneck Road
Chelmsford, Massachusetts 01803
Attn: Chief Financial Officer
Fax: (978) 256-0013
Email: rhult@mc.com

With a copy to:	Mercury Computer Systems, Inc.
201 Riverneck Road
Chelmsford, Massachusetts 01803
Attn: General Counsel
Fax: (978) 256-0013
Email: avanadzin@mc.com

If to Bank:	Silicon Valley Bank
One Newton Executive Park, Suite 200
2221 Washington Street, Newton, MA 02462
Attn: Ms. Lara Chilton
Fax: (617) (617) 969-5973
Email: lchilton@SVB.com

with a copy to:	Riemer & Braunstein LLP
Three Center Plaza
Boston, Massachusetts 02108
Attn: David A. Ephraim, Esquire
Fax: (617) 880-3456
Email: DEphraim@riemerlaw.com

11 CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

Massachusetts law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Massachusetts; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly submits and consents in advance to the jurisdiction of the State and Federal Courts in Massachusetts in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH HEREINABOVE, BANK SHALL SPECIFICALLY HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH BANK DEEMS NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR TO OTHERWISE ENFORCE BANK’S RIGHTS AGAINST BORROWER OR ITS PROPERTY.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

12 GENERAL PROVISIONS

12.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents.

12.2 Indemnification. Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or expenses (including Bank Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions contemplated by the Loan Documents between Bank and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.

12.3 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.4 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5 Correction of Loan Documents. Bank may fill in any blanks in the Loan Documents consistent with the agreement of the parties.

12.6 Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.

12.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.8 Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied. The obligation of Borrower in Section 12.2 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.9 Confidentiality. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates; (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use commercially reasonable efforts to obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein. Confidential information does not include information that is either: (i) in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank (other than by the failure by Bank to maintain such information in confidence pursuant to this Section 12.9); or (ii) disclosed to Bank by a third party if Bank does not know that the third party is prohibited from disclosing the information.

Bank may use confidential information for the development of databases, reporting purposes, and market analysis so long as such confidential information is aggregated and anonymized prior to distribution unless otherwise expressly permitted by Borrower. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

12.10 Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Borrower and Bank arising out of or relating to the Loan Documents, Bank shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

12.11 Right of Set Off. Borrower hereby grants to Bank, a lien, security interest and right of set off as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a Bank subsidiary) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.12 Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

12.13 Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.14 Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.15 Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.16 Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

13 DEFINITIONS

13.1 Definitions. As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative. As used in this Agreement, the following capitalized terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Acquisition Loan” is a loan made by Bank pursuant to the terms of Section 2.1.5 hereof.

“Acquisition Loan Amount” is an Acquisition Loan or Acquisition Loans in an amount equal to Twenty Million Dollars ($20,000,000).

“Acquisition Loan Maturity Date” is February 11, 2014.

“Additional Permitted Investments” means (a) repurchase obligations of Bank or of any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $250,000,000, having a term of not more than thirty (30) days, with respect to securities issued or fully guaranteed or insured by the United States government; (b) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (c) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by Bank or any commercial bank satisfying the requirements of clause (a) of this definition and money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Advance” or “Advances” means an advance (or advances) under the Revolving Line.

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Amortization Date” means the Payment Date occurring on September 1, 2010.

“ARS Credit Facility” means the credit facility provided to Borrower by UBS Bank USA and UBS Financial Services Inc. pursuant to a Credit Line Agreement and which is secured by a Lien on Borrower’s Pledged ARS.

“ARS Rights” means the right of Borrower to sell the Pledged ARS to UBS AG at a purchase price equal to the par amount thereof plus interest during a two year period commencing on the Put Exercise Date as defined in the Prospectus relating thereto dated October 7, 2008.

“Availability Amount” is (a) while a Borrowing Base Period is in effect, (i) the lesser of (A) the Revolving Line or (B) the amount available under the Borrowing Base minus, (ii) the Dollar Equivalent amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) plus an amount equal to the Letter of Credit Reserve, minus (iii) the aggregate amount of all FX Reserves, minus (iv) any amounts used for Cash Management Services, and minus (v) the outstanding principal balance of any Advances and (b) while a Borrowing Base Period is not in effect, (i) the Revolving Line minus (ii) the Dollar Equivalent amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) plus an amount equal to the Letter of Credit Reserve, minus (iii) the aggregate amount of all FX Reserves, minus (iv) any amounts used for Cash Management Services, and minus (v) the outstanding principal balance of any Advances.

“Bank” is defined in the preamble hereof.

“Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower or any Guarantor.

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Base” is 80% of Eligible Accounts, as determined by Bank from Borrower’s most recent Borrowing Base Certificate; provided, however, that Bank, upon notice to Borrower, may decrease the foregoing percentage in its good faith business judgment based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect Collateral.

“Borrowing Base Certificate” is that certain certificate in the form attached hereto as Exhibit D.

“Borrowing Base Period” is, on and after the Effective Date, any period (a) beginning on the day on which Borrower has unrestricted cash and Cash Equivalents at Bank in an amount less than the sum of (i) Ten Million Dollars ($10,000,000) and (ii) the outstanding balance of all Credit Extensions, as determined by Bank in its sole discretion (the “Borrowing Balance”); and (b) ending on the date on which Borrower has maintained unrestricted cash and Cash Equivalents at Bank equal to or greater than Ten Million Dollars ($10,000,000) in excess of the Borrowing Balance for thirty (30) consecutive days, as determined by Bank in its sole discretion. A Borrowing Base Period shall also be in effect at any time an Event of Default has occurred and is continuing.

“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s Board of Directors and delivered by such Person to Bank approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its Secretary on behalf of such Person certifying that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that attached as Exhibit A to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Bank may conclusively rely on such certificate unless and until such Person shall have delivered to Bank a further certificate canceling or amending such prior certificate.

“Business Day” is any day that is not a Saturday, Sunday or a day on which banking institutions in the Commonwealth of Massachusetts are authorized or required by law or other governmental action to close, except that if any determination of a “Business Day” shall relate to a LIBOR Credit Extension, the term “Business Day” shall also mean a day on which dealings are carried on in the London interbank market, and if any determination of a “Business Day” shall relate to an FX Forward Contract, the term “Business Day” shall mean a day on which dealings are carried on in the country of settlement of the foreign (non-Dollar) currency.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Cash Management Services” is defined in Section 2.1.4.

“Claims” is defined in Section 12.2.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the Commonwealth of Massachusetts; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the Commonwealth of Massachusetts, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Communication” is defined in Section 10.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit E.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Continuation Date” is any date on which the Borrower elects to continue a LIBOR Credit Extension into another Interest Period.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Conversion Date” means any date on which Borrower elects to convert a Prime Rate Credit Extension to a LIBOR Credit Extension or a LIBOR Credit Extension to a Prime Rate Credit Extension.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” is any Advance, Letter of Credit, Acquisition Loan, FX Forward Contract, amount utilized for Cash Management Services, or any other extension of credit by Bank for Borrower’s benefit.

“Current Liabilities” are the consolidated current liabilities of Borrower and its Subsidiaries as determined under GAAP, plus, without duplication, all funded debt of Borrower to Bank and the aggregate amount of Borrower’s Total Liabilities that mature within one (1) year.

“Default Rate” is defined in Section 2.4(c).

“Deferred Revenue” is all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is Borrower’s deposit account, account number 3300690365, maintained with Bank.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Bank at such time on the basis of the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia.

“Draw Period” is the period of time from the Effective Date through the earlier to occur of (a) February 11, 2012 or (b) an Event of Default.

“EBITDA” shall mean Borrower’s consolidated (a) Net Income, plus (b) Interest Expense, plus (c) to the extent deducted in the calculation of Net Income, depreciation expense and amortization expense, plus (d) income tax expense, plus (e) non-cash stock compensation, plus (f) other one-time non-cash expenses approved by Bank on a case-by-case basis in its sole discretion.

“Effective Date” is defined in the preamble hereof.

“Eligible Accounts” means Accounts which arise in the ordinary course of Borrower’s business that meet all Borrower’s representations and warranties in Section 5.3. Bank reserves the right at any time and from time to time after the Effective Date, upon notice to Borrower, to adjust any of the criteria set forth below and to establish new criteria in its good faith business judgment. Unless Bank otherwise agrees in writing, Eligible Accounts shall not include:

(a) Accounts that the Account Debtor has not paid within ninety (90) days of invoice date regardless of invoice payment period terms;

(b) Accounts owing from an Account Debtor, fifty percent (50%) or more of whose Accounts have not been paid within ninety (90) days of invoice date;

(c) Accounts owing from an Account Debtor which does not have its principal place of business in the United States or Canada, provided that such Accounts may be approved on a case-by-case basis in the sole discretion of Bank;

(d) Accounts billed and/or payable outside of the United States, provided that such Accounts may be approved on a case-by-case basis in the sole discretion of Bank;

(e) Accounts owing from an Account Debtor to the extent that Borrower is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise - sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts), with the exception of customary credits, adjustments and/or discounts given to an Account Debtor by Borrower in the ordinary course of its business;

(f) Accounts for which the Account Debtor is Borrower’s Affiliate, officer, employee, or agent;

(g) Accounts with credit balances over ninety (90) days from invoice date;

(h) Accounts owing from an Account Debtor, including Affiliates, whose total obligations to Borrower exceed twenty-five percent (25%) of all Accounts, for the amounts that exceed that percentage, unless Bank approves in writing;

(i) Accounts owing from an Account Debtor which is a United States government entity or any department, agency, or instrumentality thereof unless Borrower has assigned its payment rights to Bank and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended;

(j) Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a “sale guaranteed”, “sale or return”, “sale on approval”, or other terms if Account Debtor’s payment may be conditional;

(k) Accounts owing from an Account Debtor that has not been invoiced or where goods or services have not yet been rendered to the Account Debtor (sometimes called memo billings or pre-billings);

(l) Accounts subject to contractual arrangements between Borrower and an Account Debtor where payments shall be scheduled or due according to completion or fulfillment requirements where the Account Debtor has a right of offset for damages suffered as a result of Borrower’s failure to perform in accordance with the contract (sometimes called contracts accounts receivable, progress billings, milestone billings, or fulfillment contracts);

(m) Accounts owing from an Account Debtor the amount of which may be subject to withholding based on the Account Debtor’s satisfaction of Borrower’s complete performance (but only to the extent of the amount withheld; sometimes called retainage billings);

(n) Accounts subject to trust provisions, subrogation rights of a bonding company, or a statutory trust;

(o) Accounts owing from an Account Debtor that has been invoiced for goods that have not been shipped to the Account Debtor unless Bank, Borrower, and the Account Debtor have entered into an agreement acceptable to Bank in its sole discretion wherein the Account Debtor acknowledges that (i) it has title to and has ownership of the goods wherever located, (ii) a bona fide sale of the goods has occurred, and (iii) it owes payment for such goods in accordance with invoices from Borrower (sometimes called “bill and hold” accounts);

(p) [Reserved];

(q) Accounts that represent non-trade receivables or that are derived by means other than in the ordinary course of Borrower’s business;

(r) Accounts for which Borrower has permitted Account Debtor’s payment to extend beyond 90 days;

(s) Accounts subject to chargebacks or others payment deductions taken by an Account Debtor (but only to the extent the chargeback is determined invalid and subsequently collected by Borrower);

(t) Accounts in which the Account Debtor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business; and

(u) Accounts owing from an Account Debtor with respect to which Borrower has received deferred revenue (but only to the extent of such deferred revenue);

(v) Accounts for which Bank in its good faith business judgment determines collection to be doubtful.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“Foreign Currency” means lawful money of a country other than the United States.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Funding Date” is any date on which a Credit Extension is made to or for the account of Borrower which shall be a Business Day.

“FX Business Day” is any day when (a) Bank’s Foreign Exchange Department is conducting its normal business and (b) the Foreign Currency being purchased or sold by Borrower is available to Bank from the entity from which Bank shall buy or sell such Foreign Currency.

“FX Forward Contract” is defined in Section 2.1.3.

“FX Reserve” is defined in Section 2.1.3.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” is any present or future guarantor of the Obligations, including Mercury Federal Systems, Inc.

“Inactive Subsidiary” means each of the following Subsidiaries of Borrower: (i)191 Riverneck, LLC, a Delaware limited liability company, (ii)199 Riverneck, LLC, a Delaware limited liability company, (iii) Riverneck Road, LLC, a Delaware limited liability company, (iv)Advanced Radio Corporation, a Virginia corporation, (v) SolMap Pharmaceuticals, Inc., a Delaware corporation, (vi) Template Graphics Software, Inc., a California corporation, (vii)Mercury Computer Securities Corporation, a Massachusetts corporation, (viii)Myraid Logic, Inc., a Maryland corporation, and (ix)Mercury Computer Systems N.V., a Netherlands corporation.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 12.2.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of Borrower’s or Guarantor’s right, title, and interest in and to the following:

(a) its Copyrights, Trademarks and Patents;

(b) any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

(c) any and all source code;

(d) any and all design rights which may be available to a Borrower;

(e) any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f) all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Interest Expense” means for any fiscal period, interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Credit Extension and other Indebtedness of Borrower and its Subsidiaries, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).

“Interest Period” means, as to any LIBOR Credit Extension, the period commencing on the date of such LIBOR Credit Extension, or on the conversion/continuation date on which the LIBOR Credit Extension is converted into or continued as a LIBOR Credit Extension, and ending on the date that is one (1), two (2), or three (3) months thereafter, in each case as Borrower may elect in the applicable Notice of Borrowing or Notice of Conversion/Continuation; provided, however, that (a) no Interest Period with respect to any LIBOR Credit Extension shall end later than the Maturity Date, (b) the last day of an Interest Period shall be determined in accordance with the practices of the LIBOR interbank market as from time to time in effect, (c) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless, in the case of a LIBOR Credit Extension, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day, (d) any Interest Period pertaining to a LIBOR Credit Extension that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period, and (e) interest shall accrue from and include the first Business Day of an Interest Period but exclude the last Business Day of such Interest Period.

“Interest Rate Determination Date” means each date for calculating the LIBOR for purposes of determining the interest rate in respect of an Interest Period. The Interest Rate Determination Date shall be the second Business Day prior to the first day of the related Interest Period for a LIBOR Credit Extension.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“IP Agreement” is that certain Intellectual Property Security Agreement executed and delivered by Borrower to Bank dated as of February 12, 2010.

“Japanese Subsidiary” means Nihon Mercury Computer Systems K.K., a company organized under the laws of Japan and a wholly-owned subsidiary of Borrower.

“Key Person” is either of Borrower’s Chief Executive Officer and Chief Financial Officer who are, as of the Effective Date, Mark Aslett and Robert E. Hult, respectively.

“Letter of Credit” means a standby letter of credit issued by Bank or another institution based upon an application, guarantee, indemnity or similar agreement on the part of Bank as set forth in Section 2.1.2.

“Letter of Credit Application” is defined in Section 2.1.2(b).

“Letter of Credit Reserve” has the meaning set forth in Section 2.1.2(e).

“Leverage Ratio” means, at any date of measurement, the ratio of Total Funded Debt on such date to TFQ EBITDA on such date.

“LIBOR” means, for any Interest Rate Determination Date with respect to an Interest Period for any Credit Extension to be made, continued as or converted into a LIBOR Credit Extension, the rate of interest per annum determined by Bank to be the per annum rate of interest at which deposits in United States Dollars are offered to Bank in the London interbank market (rounded upward, if necessary, to the nearest 1/100th of one percent (0.01%)) in which Bank customarily participates at 11:00 a.m. (local time in such interbank market) two (2) Business Days prior to the first day of such Interest Period for a period approximately equal to such Interest Period and in an amount approximately equal to the amount of such Credit Extension.

“LIBOR Credit Extension” means an Advance or Acquisition Loan that bears interest based on the sum of the LIBOR Rate plus the LIBOR Rate Margin.

“LIBOR Rate” means, for each Interest Period in respect of LIBOR Credit Extensions comprising part of the same Credit Extensions, an interest rate per annum (rounded upward to the nearest 1/100th of one percent (0.01%)) equal to LIBOR for such Interest Period divided by one (1) minus the Reserve Requirement for such Interest Period.

“LIBOR Rate Margin” shall be determined and applied as described in Section 2.4(b).

“Lien” is a claim, lien, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement, the Perfection Certificate, the IP Agreements, the Security Agreements, any subordination agreement, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement between Borrower any Guarantor and/or for the benefit of Bank in connection with this Agreement, all as amended, restated, or otherwise modified.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Minimum Cash Flow” is for any period of determination, Borrower’s TFQ EBITDA, minus Borrower’s capital expenditures during such period, minus taxes paid by Borrower in cash during such period.

“Net Income” means, as calculated on a consolidated basis for Borrower and its Subsidiaries for any period as at any date of determination, the net profit (or loss), after provision for taxes, of Borrower and its Subsidiaries for such period taken as a single accounting period.

“Notice of Borrowing” means a notice given by Borrower to Bank in accordance with Section 3.2(a), substantially in the form of Exhibit B, with appropriate insertions.

“Notice of Conversion/Continuation” means a notice given by Borrower to Bank in accordance with Section 3.5(b), substantially in the form of Exhibit C, with appropriate insertions.

“Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, whether under this Agreement, the other Loan Documents, or otherwise, including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and to perform Borrower’s duties under the Loan Documents.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than 30 days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment Date” is the first day of each calendar month.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Indebtedness” is:

(a) Borrower’s Indebtedness to Bank under this Agreement and the other Loan Documents;

(b) Indebtedness existing on the Effective Date and shown on the Perfection Certificate;

(c) Subordinated Debt;

(d) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(f) Indebtedness secured by Liens permitted under clauses (a) and (c) of the definition of “Permitted Liens” hereunder;

(g) Indebtedness of Borrower under the ARS Credit Facility provided that the aggregate principal amount thereof does not exceed $34,000,000 at any time; and

(i) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (f) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a) Investments (including, without limitation, Subsidiaries) existing on the Effective Date and shown on the Perfection Certificate; and 498,339 shares of Series A Convertible Preferred Stock of Forma Therapeutics, Inc. received by Borrower in connection with the sale of assets of Borrower’s SolMap Pharmaceuticals, Inc. Subsidiary;

(b) Investments consisting of Cash Equivalents or, subject to Section 6.6(b), Additional Permitted Investments;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower’s business;

(d) Investments consisting of deposit accounts in which Bank has a perfected security interest;

(e) Investments accepted in connection with Transfers permitted by Section 7.1;

(f) Investments (i) by Borrower in Mercury Federal Systems, Inc. made in the ordinary course of business; (ii) by Borrower in the Inactive Subsidiaries provided that Borrower shall not make any additional Investments in the Inactive Subsidiaries on or after the Effective Date; and (iii) by Borrower in the UK Subsidiary and the Japanese Subsidiary in accordance with Section 6.11 hereof;

(g) Investments in the Pledged ARS and the ARS Rights subject to the covenants contained in Section 6.14 hereof;

(h) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors; and

(h) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business.

“Permitted Liens” are:

(a) Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c) Capital leases or purchase money Liens (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than Five Hundred Thousand Dollars ($500,000) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed Twenty-five Thousand Dollars ($25,000) and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(g) leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest therein;

(h) non-exclusive license of Intellectual Property granted to third parties in the ordinary course of business;

(i) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7; and

(j) Liens securing the ARS Credit Facility provided such Liens are confined to the Pledged ARS and the proceeds thereof.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Pledged ARS” are the auction rate securities owned by Borrower identified on Schedule A hereto, which are pledged by Borrower to UBS Securities to secure the ABS Credit Facility.

“Prime Rate” is the greater of (i) four percent (4.00%) and (ii) Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.

“Prime Rate Credit Extension” means an Advance or Acquisition Loan that bears interest based on the Prime Rate plus the Prime Rate Margin.

“Prime Rate Margin” shall be determined and applied as described in Section 2.4(b).

“Quick Assets” is, on any date, Borrower’s consolidated, unrestricted cash, Cash Equivalents, net billed accounts receivable and investments (other than the Pledged ARS and the ARS Rights) with maturities of fewer than 12 months determined according to GAAP.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Requirement” means, for any Interest Period, the average maximum rate at which reserves (including any marginal, supplemental, or emergency reserves) are required to be maintained during such Interest Period under Regulation D against “Eurocurrency liabilities” (as such term is used in Regulation D) by member banks of the Federal Reserve System. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by Bank by reason of any Regulatory Change against (a) any category of liabilities which includes deposits by reference to which the LIBOR Rate is to be determined as provided in the definition of LIBOR or (b) any category of extensions of credit or other assets which include Credit Extensions.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer, Treasurer, Controller and Assistant Controller of Borrower.

“Restricted License” is any material license or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with the Bank’s right to sell any Collateral.

“Revolving Line” is an Advance or Advances in an amount equal to Fifteen Million Dollars ($15,000,000).

“Revolving Line Maturity Date” is February 11, 2012

“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Security Agreement” and “Security Agreements” means each Security Agreement executed and delivered by each applicable Guarantor to Bank.

“Settlement Date” is defined in Section 2.1.3.

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower or Guarantor.

“TFQ EBITDA” means, as of any date of measurement, Borrower’s consolidated EBITDA for the prior 4 consecutive fiscal quarters ending on such date of measurement.

“Total Funded Debt” means, at any date of measurement, the outstanding aggregate principal amount of Borrower’s consolidated funded debt (including capital leases) excluding the ARS Credit Facility.

“Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Transfer” is defined in Section 7.1.

“UK Subsidiary” means Mercury Computer Systems Limited, a company with limited liability organized under the laws of England and Wales and a wholly-owned subsidiary of Borrower.

“Unused Facility Fee” is defined in Section 2.5(d).

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the Effective Date.

BORROWER:

MERCURY COMPUTER SYSTEMS, INC.

By	/s/ Robert E. Hult
Name:	Robert E. Hult
Title:	Senior Vice President, Chief Financial Officer, and Treasurer

BANK:

SILICON VALLEY BANK

By	/s/ Larisa B. Chilton
Name:	Larisa B. Chilton
Title:	Vice President

1

EXHIBIT A – COLLATERAL DESCRIPTION

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include: (a) more than 65% of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of any Foreign Subsidiary which shares entitle the holder thereof to vote for directors or any other matter, (b) the Pledged ARS or (c) the outstanding shares of capital stock of the Inactive Subsidiaries.

1

EXHIBIT B

FORM OF NOTICE OF BORROWING

MERCURY COMPUTER SYSTEMS, INC.

Date:

TO:	SILICON VALLEY BANK
One Newton Executive Park, Suite 200
2221 Washington Street, Newton, MA 02462 Attention: Ms. Lara Chilton

RE:	Loan and Security Agreement dated as of February 12, 2010 (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”), by and between Mercury Computer Systems, Inc. (“Borrower”) and Silicon Valley Bank (the “Bank”)

Ladies and Gentlemen:

The undersigned refers to the Loan Agreement, the terms defined therein and used herein as so defined, and hereby gives you notice irrevocably, pursuant to Section 3.4(a) of the Loan Agreement, of the borrowing of an Advance and/or Acquisition Loan.

1. The Funding Date, which shall be a Business Day, of the requested borrowing is             .

2. The aggregate amount of the requested borrowing is $            .

3. The requested Credit Extension shall consist of $            of [Advances] [Acquisition Loans].

4. The requested Credit Extension shall consist of $            of Prime Rate Credit Extensions and $            of LIBOR Credit Extensions.

5. The duration of the Interest Period for the LIBOR Credit Extension included in the requested Credit Extension shall be             month(s).

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Credit Extension before and after giving effect thereto, and to the application of the proceeds therefrom, as applicable:

(a) all representations and warranties of Borrower contained in the Loan Agreement are true, accurate and complete in all material respects as of the date hereof;

(b) no Default or Event of Default has occurred and is continuing, or would result from such proposed Advance;

(c) if applicable, the requested Advance will not cause the aggregate principal amount of the outstanding Advances to exceed, as of the designated Funding Date, the Availability Amount; and

(d) if applicable, the requested Acquisition Loan will not cause the aggregate principal amount of the funded Acquisition Loans to exceed, as of the designated Funding Date, the Acquisition Loan Amount.

2

BORROWER

MERCURY COMPUTER SYSTEMS, INC.

By:

Name:

Title:

For internal Bank use only

LIBOR Pricing Date	LIBOR	LIBOR Variance	Maturity Date
%

3

EXHIBIT C

FORM OF NOTICE OF CONVERSION/CONTINUATION

MERCURY COMPUTER SYSTEMS, INC.

Date:

TO:	SILICON VALLEY BANK
One Newton Executive Park, Suite 200 2221 Washington Street, Newton, MA 02462 Attention: Ms. Lara Chilton

RE:	Loan and Security Agreement dated as of February 12, 2010 (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”), by and between Mercury Computer Systems, Inc. (“Borrower) and Silicon Valley Bank (the “Bank”)

Ladies and Gentlemen:

The undersigned refers to the Loan Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 3.5 of the Loan Agreement, of the [conversion] [continuation] of the Credit Extensions specified herein, that:

1. The date of the [conversion] [continuation] is                     , 20    .

2. The aggregate amount of the proposed Credit Extension to be [converted] is $                    or [continued] is $            .

3. The Credit Extensions are to be [converted into] [continued as] [LIBOR] [Prime Rate] Advances.

4. The duration of the Interest Period for the LIBOR Credit Extensions included in the [conversion] [continuation] shall be             month(s).

The undersigned, on behalf of Borrower, hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed [conversion] [continuation], before and after giving effect thereto and to the application of the proceeds therefrom:

(a) all representations and warranties of Borrower stated in the Loan Agreement are true, accurate and complete in all material respects as of the date hereof; and

(b) no Default or Event of Default has occurred and is continuing, or would result from such proposed [conversion] [continuation].

[Signature page follows.]

1

BORROWER

MERCURY COMPUTER SYSTEMS, INC.

By:

Name:

Title:

For internal Bank use only

LIBOR Pricing Date	LIBOR	LIBOR Variance	Maturity Date
%

1

EXHIBIT D - BORROWING BASE CERTIFICATE

Borrower: Mercury Computer Systems, Inc.

Lender: Silicon Valley Bank

Commitment Amount: $

ACCOUNTS RECEIVABLE
1. Accounts Receivable (invoiced) Book Value as of	$
2. Additions (please explain on reverse)	$
3. TOTAL ACCOUNTS RECEIVABLE	$

ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)
4. 90 Days Past Invoice Date	$
5. Balance of 50% over 90 Day Accounts	$
6. Foreign Account Debtor Accounts	$
7. Foreign Invoiced Accounts	$
8. Contra/Customer Deposit Accounts	$
9. Intercompany/Employee Accounts	$
10. Credit Balances over 90 Days	$
11. Concentration Limits (25%)	$
12. U.S. Governmental Accounts	$
13. Promotion or Demo Accounts; Guaranteed Sale or Consignment Sale Accounts	$
14. Accounts with Progress/Milestone/Pre-billings; Contract Accounts	$
15. Accounts for Retainage Billings	$
16. Trust Accounts	$
17. Bill and Hold Accounts	$
18. Unbilled Accounts	$
19. Non-Trade Accounts	$
20. Accounts with Extended Term Invoices	$
21. Accounts Subject to Chargebacks	$
22. Disputed Accounts	$
23. Deferred Revenue	$
24. Other (please explain on reverse)	$
25. TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS	$
26. Eligible Accounts (#3 minus #25)	$
27. ELIGIBLE AMOUNT OF ACCOUNTS (80% of #26)	$

BALANCES
28. Maximum Line Amount	$
29. Total Funds Available [Lesser of #27 or #28]	$
30. Present balance owing on Line of Credit	$
31. Outstanding under Sublimits	$
32. RESERVE POSITION (#29 minus #30 and #31)	$

[Continued on following page.]

1

The undersigned represents and warrants that this is true, complete and correct, and that the information in this Borrowing Base Certificate complies with the representations and warranties in the Loan and Security Agreement between the undersigned and Silicon Valley Bank.

COMMENTS:			BANK USE ONLY

Received by:
AUTHORIZED SIGNER

Date:
By:		Verified:
	Authorized Signer		AUTHORIZED SIGNER

Date:		Date:
		Compliance Status:	Yes No

2

EXHIBIT E

COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK	Date:
FROM:	Mercury Computer Systems, Inc.

The undersigned authorized officer of Mercury Computer Systems, Inc. (“Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”):

(1) Borrower is in complete compliance for the period ending                     with all required covenants except as noted below; (2) there are no Events of Default; (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement; and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank.

Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies
A/R Agings	Monthly within 30 days	Yes No
Compliance Certificate	Monthly within 30 days	Yes No
Quarterly Financial Statements	Quarterly within 45 days	Yes No
Annual financial statement (CPA Audited) + CC	FYE within 90 days	Yes No
10-Q, 10-K and 8-K	Within 10 days after filing with SEC	Yes No
Borrowing Base Certificate; A/R & A/P Agings; Deferred Revenue Report; reconciliations	Monthly within 30 days (if in Borrowing Base Period and Credit Extensions exceed $4MM	Yes No
Annual projections	Within 45 days of year end	Yes No

The following Intellectual Property was registered (or a registration application submitted) after the Effective Date (if no registrations, state “None”)

Financial Covenant	Required	Actual		Complies
Maintain/achieve
Minimum Adjusted Quick Ratio (all times; tested monthly)	1.50:1.0		:1.0	Yes No
Minimum Cash Flow (if Borrowing Base Period is in effect; tested quarterly )	$15MM	$		Yes No
Borrowing Balance: Borrower has unrestricted cash and Cash Equivalents at Bank in an equal to or greater than the sum of (i) Ten Million Dollars ($10,000,000) and (ii) the outstanding balance of all Credit Extensions				Yes No

1

	Performance Pricing	Applies
Leverage Ratio less than 1.00: 1.00	Prime Rate Margin -0.25%; LIBOR Rate Margin 2.75%	Yes No
Leverage Ratio equal to or greater than 1.00: 1.00	Prime Rate Margin 0.25%; LIBOR Rate Margin 3.25%	Yes No

The following financial covenant analyses and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.

The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

Mercury Computer Systems. Inc.	BANK USE ONLY

Received by:
By:		AUTHORIZED SIGNER
Name:	Date:
Title:	Verified:
AUTHORIZED SIGNER
Date:

	Compliance Status:	Yes No

2

Schedule 1 to Compliance Certificate

Financial Covenants of Borrower

In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall govern.

Dated:

I. Adjusted Quick Ratio (Section 6.7(a))

Required:    1.50:1.00

Actual:              :1.00

A.	Aggregate value of the unrestricted cash and Cash Equivalents of Borrower and its Subsidiaries	$
B.	Aggregate value of the net billed accounts receivable of Borrower and its Subsidiaries	$
C.	Aggregate value of the Investments with maturities of fewer than 12 months of Borrower and its Subsidiaries (excluding Pledged ARS and ARS Rights)	$
D.	Quick Assets (the sum of lines A through C)	$
E.	Aggregate value of Obligations to Bank	$
F.	Aggregate value of liabilities that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness, and not otherwise reflected in line E above that matures within one (1) year	$
G.	Current Liabilities (the sum of lines E and F)	$
H.	Current Portion of Deferred Revenue	$
I.	Indebtedness under ARS Credit Facility	$
J.	Lines G, minus the sum of lines H and I
K.	Quick Ratio (line D divided by line J)		______

Is line K equal to or greater than 1.50:1:00?

No, not in compliance	Yes, in compliance

3

II. Minimum Cash Flow (Section 6.7(b) if Borrowing Base Period is in effect)

Required:    $15,000,000

Actual (trailing four quarters):

A.	Net Income	$
B.	Interest Expense	$
C.	Depreciation	$
D.	Amortization	$
E.	Income tax expense	$
F.	Non-cash stock compensation	$
G.	Other non-cash expenses approved by Bank	$
H.	EBITDA (Line A plus line B plus line C plus line D plus line E plus line F)	$
I.	Capital Expenditures	$
J.	Cash Taxes	$
K.	Minimum Cash Flow (Line H minus line I minus line J)	$

Is line K equal to or greater than $15,000,000?

No, not in compliance	Yes, in compliance

4

SCHEDULE A

PLEDGED ARS

CUSIP	Par Value
194267AH3	$5,000,000.00
455900AV2	$2,550,000.00
452281HT8	$3,550,000.00
491303HX4	$1,500,000.00
709163DA4	$600,000.00
452281HU5	$1,150,000.00
455900BA7	$2,450,000.00
462590GE4	$3,475,000.00
49130NBE8	$2,350,000.00
207784AT6	$4,850,000.00
71722TAF1	$850,000.00
917546FL2	$1,600,000.00
917546FL2	$1,900,000.00
917546GC1	$1,500,000.00
49130NBL2	$1,000,000.00
71722TAG9	$3,000,000.00
606072HF6	$5,000,000.00

5